   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2004



                                                     REGISTRATION NO. 333-120306


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                TEXAS                                      1111 LOUISIANA                                   74-0694415
   (State or other jurisdiction of                      HOUSTON, TEXAS 77002                             (I.R.S. Employer
   incorporation or organization)                          (713) 207-1111                               Identification No.)
                                        (Address, including zip code, and telephone number,
                                                             including
                                      area code, of registrant's principal executive offices)

                             ---------------------
                                 RUFUS S. SCOTT
    VICE PRESIDENT, DEPUTY GENERAL COUNSEL AND ASSISTANT CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                               GERALD M. SPEDALE
                               BAKER BOTTS L.L.P.
                                 910 LOUISIANA
                              3000 ONE SHELL PLAZA
                           HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED            UNIT(1)              PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(2)...      3,000,000              $10.58            $31,740,000           $4,022(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices of the Common Stock of CenterPoint Energy, Inc. as reported on the New York Stock Exchange Composite Tape on November 2, 2004.

(2) Each share of Common Stock includes one preferred share purchase right. No separate consideration is payable for the preferred share purchase rights. The registration fee for these securities is included in the fee for the Common Stock.


(3) The registration fee was paid on November 9, 2004.



    Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this registration statement relates to securities registered under this registration statement and the securities registered and remaining unsold under the Registrant's registration statement on Form S-3 (Registration No. 333-68290) initially filed on August 24, 2001 (declared effective on September 10, 2001) and amended by Post-Effective Amendment No. 1 filed on September 6, 2002 (declared effective on September 9, 2002). Pursuant to Rule 429(b), this registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to the Registrant's registration statement on Form S-3 (Registration No. 333-68290), and such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. In the event that securities previously registered under the Registrant's registration statement on Form S-3 (Registration No. 333-68290) are offered and sold prior to the effective date of this registration statement, the amount of such previously registered securities so sold will not be included in the prospectus hereunder.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 2004


PROSPECTUS

                            CENTERPOINT ENERGY, INC.

                             INVESTOR'S CHOICE PLAN

                        3,163,619 SHARES OF COMMON STOCK


     We are offering our shareholders and other interested investors an opportunity to purchase shares of our common stock directly from us through participation in our Investor's Choice Plan, which we refer to in this prospectus as the "plan." The plan offers a number of convenient options for investing in shares of our common stock. Once enrolled in the plan, participants may:

     - purchase their first shares of our common stock by making an initial cash investment of at least $250 for first-time investors in CenterPoint Energy or $50 for current holders of our eligible securities,

     - purchase additional shares of our common stock by making optional cash payments at any time of at least $50 each and up to a maximum of $120,000 per calendar year,

     - elect to reinvest any cash dividend and interest payments that we may pay in the future on eligible securities in additional shares of our common stock, and

     - sell shares of common stock that they hold in the plan directly through the plan.

     Shares of common stock will be purchased under the plan, at our option, from newly issued shares, shares held in our treasury or shares purchased on the open market. Any open market purchases will be made through an independent agent that we will select. In some jurisdictions, we are offering shares of common stock under the plan only through a registered broker/dealer to persons who are not presently record holders of our common stock.

     Our common stock is listed on the New York and the Chicago Stock Exchanges under the symbol "CNP." Our principal executive offices are located at 1111 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 207-1111.

     This prospectus contains a summary of the material provisions of the plan. You should retain this prospectus for future reference.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                   This prospectus is dated          , 2004.

                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. Using this process, we may offer up to 3,163,619 shares of our common stock under our Investor's Choice Plan. This prospectus provides you with a description of the material provisions of the plan. You should carefully read this prospectus and the information contained in the documents we refer to under the heading "Where You Can Find More Information."


     References in this prospectus to the terms "we," "us," "CenterPoint Energy" or other similar terms mean CenterPoint Energy, Inc., unless the context clearly indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's website located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its website.

     We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.


     We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the common stock is sold or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:


     - our Annual Report on Form 10-K for the year ended December 31, 2003 (our "2003 Form 10-K"),

     - our Quarterly Report on Form 10-Q for the period ended March 31, 2004,

     - our Quarterly Report on Form 10-Q for the period ended June 30, 2004,


     - our Quarterly Report on Form 10-Q for the period ended September 30,
       2004,


     - our Current Report on Form 8-K filed January 29, 2004,

     - Item 5 of our Current Report on Form 8-K filed February 12, 2004,

     - our Current Report on Form 8-K filed March 10, 2004,

     - our Current Report on Form 8-K filed April 1, 2004 which reports that our subsidiary, CenterPoint Energy Resources Corp., entered into a new credit agreement,

     - Item 5 of our Current Report on Form 8-K filed April 1, 2004 which reports the filing of our final true-up application,

     - Item 5 of our Current Report on Form 8-K filed April 22, 2004,

     - our Current Report on Form 8-K filed June 2, 2004,

     - our Current Report on Form 8-K filed July 22, 2004,

     - our Current Report on Form 8-K filed September 21, 2004,

     - our Current Report on Form 8-K filed November 3, 2004,


     - our Current Report on Form 8-K filed November 9, 2004,

     - our Current Report on Form 8-K filed November 19, 2004,



     - our Current Report on Form 8-K filed December 7, 2004 (the "December 7, 2004 Form 8-K"),



     - our Current Report on Form 8-K filed December 13, 2004, and


     - the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed September 5, 2002, as we may update that description from time to time.


     Our December 7, 2004 Form 8-K contains the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data of CenterPoint Energy, Inc. from our 2003 Form 10-K with revisions to give effect to certain reclassifications necessary to present our electric generation operations as discontinued operations (as a result of the pending sale of these operations announced on July 21, 2004) in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."


     You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                            CenterPoint Energy, Inc.
                            Attn: Investor Relations
                                 P.O. Box 4567
                           Houston, Texas 77210-4567
                                 (713) 207-6500

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will" or other similar words.

     We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

     The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:


     - the outcome of the regulatory process related to the 1999 Texas Electric Choice Law leading to the determination and recovery of the true-up components and the securitization of these amounts, and any legal proceedings related thereto,


     - the successful consummation and the timing of the sale of our interest in Texas Genco Holdings, Inc. ("Texas Genco"),

     - nonperformance by the counterparty to the master power purchase and sale agreement that Texas Genco, LP, a subsidiary of Texas Genco, entered into in connection with the sale of our interest in Texas Genco,

     - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

      - allowed rates of return,

      - rate structures,

      - recovery of investments, and

      - operation and construction of facilities,

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns,

     - the timing and extent of changes in commodity prices, particularly natural gas,

     - changes in interest rates or rates of inflation,

     - weather variations and other natural phenomena,

     - the timing and extent of changes in the supply of natural gas,

     - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets,

     - actions by rating agencies,

     - inability of various counterparties to meet their obligations to us,

     - non-payment for our services due to financial distress of our customers, including Reliant Energy, Inc. (formerly named Reliant Resources, Inc.) ("RRI"),

     - the outcome of the pending lawsuits against us, Reliant Energy, Incorporated and RRI,

     - the ability of RRI to satisfy its obligations to us, including indemnity obligations and obligations to pay the "price to beat" clawback, and

     - other factors we discuss in "Risk Factors" beginning on page 26 of our 2003 Form 10-K.

     Additional risk factors are described in other documents we file with the SEC and incorporate by reference in this prospectus.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                         ABOUT CENTERPOINT ENERGY, INC.


     We are a public utility holding company. Our indirect wholly owned subsidiaries include (i) CenterPoint Energy Houston Electric, LLC ("CenterPoint Houston"), which provides electric transmission and distribution services in a 5,000-square-mile area of the Texas Gulf Coast that includes Houston, and (ii) CenterPoint Energy Resources Corp. ("CERC"), which owns gas distribution systems serving approximately three million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services. We also have an approximately 81% indirect ownership interest in Texas Genco Holdings, Inc. ("Texas Genco"), which owns and operates electric generating plants in Texas. We distributed approximately 19% of the outstanding common stock of Texas Genco to our shareholders in January 2003. On July 21, 2004, we announced a definitive agreement for the sale of our interest in Texas Genco. We currently expect that the sale of Texas Genco's non-nuclear assets and liabilities will occur during December 2004 and the sale of Texas Genco's nuclear assets and liabilities will occur in the first half of 2005.


     We are a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses, and governs affiliate transactions.

     Our executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our main telephone number at that address is 713-207-1111.

                                USE OF PROCEEDS

     We may satisfy purchases of common stock under the plan by:

     - issuing authorized but unissued shares of our common stock,

     - issuing shares of common stock held in our treasury, or

     - purchasing shares of common stock in the open market.

     Accordingly, the number of newly issued or treasury shares, if any, that we will ultimately sell under the plan is not currently known. We anticipate using any net proceeds from newly issued or treasury shares purchased by participants under the plan for general corporate purposes. These purposes may include, but are not limited to:

     - working capital,

     - capital expenditures,

     - acquisitions,

     - the repayment or refinancing of debt or trust preferred securities, and

     - loans or advances to subsidiaries.

     We will not receive any proceeds when shares of common stock are purchased under the plan in the open market.

                           OUR INVESTOR'S CHOICE PLAN

PURPOSE

     The purpose of the plan is to provide our existing and potential investors a convenient way to purchase shares of our common stock and to reinvest all or a portion of cash dividends and interest payments on our eligible securities into additional shares of our common stock.

KEY FEATURES

     - Participation by First-Time Investors in CenterPoint Energy: First-time investors in CenterPoint Energy (i.e., investors who do not currently hold any of our eligible securities) may become participants by making a minimum initial cash investment of $250 to purchase common stock through the plan.

     - Participation by Holders of Eligible Securities: Current holders of our eligible securities may become participants by:

      - electing to have all or a portion of the cash dividend and interest payments on their eligible securities reinvested in common stock,

      - depositing certificates representing common stock into the plan for safekeeping, or

      - making a minimum cash investment of $50 to purchase common stock through the plan.

     - Additional Cash Investments: Participants may purchase common stock at any time, occasionally or at regular intervals, through the plan by making cash investments of at least $50 for any single investment up to an aggregate of cash investments of $120,000 per calendar year.

     - Investment Through Automatic Deductions: Participants may make cash investments through automatic deductions from predesignated bank or savings accounts on a regular monthly or quarterly basis.

     - Reinvestment: Participants may reinvest all or a portion of the cash dividend and interest payments on their eligible securities.

     - Purchases in Whole Dollar Amounts: Participants can buy shares in whole dollar amounts, and their accounts are credited with appropriate whole and fractional shares.

     - Sales: Participants may sell shares of common stock held in the plan directly through the plan.

     - Frequent Purchases and Sales: Purchase and sale orders will be processed at least once every five business days, and as often as every business day, when practicable.

     - Automatic Deposit of Dividends: Participants may receive common stock cash dividends not reinvested through the plan either by check or through automatic deposit to their bank account.

     - Safekeeping Service: Participants may deposit their common stock certificates into their plan accounts and receive regular statements showing cumulative account activity.

     - Transfers of Common Stock: Participants may transfer shares of common stock credited to their plan accounts to the account of another participant or transfer shares to any designated person or entity, without charge. We will provide holiday and other occasion gift cards without charge to accompany gifts.

     - Account Statements: We will mail quarterly statements to each participant showing all transactions completed during the year to date, the total number of shares of common stock credited to the participant's account and other relevant account information.

     - Stock Certificates: A participant may receive a stock certificate representing all or a portion of the shares of common stock in the participant's account at any time upon request.

PLAN SUMMARY

     The following is a summary of the material provisions of the plan. This summary is not a complete description of all terms of the plan and is qualified in its entirety by reference to the plan. You should carefully review the summary below and the provisions of the plan that may be important to you before participating in the plan.

ADMINISTRATION

     The plan is administered by the individual (who may be an employee of ours), bank, trust company or other entity, including us, whom we appoint from time to time to act as the administrator of the plan. As of the date of this prospectus, we are the administrator. The administrator administers the plan, receives cash from participants, holds participants' shares of common stock acquired under the plan, keeps records, sends statements of account activity to participants and performs other duties related to the plan. The administrator will forward funds that are to be used to purchase shares, and orders to sell shares, in the open market to an independent agent that we select and which is an "agent independent of the issuer," as that term is defined under the Securities Exchange Act of 1934. We reserve the right to continue serving as the administrator or to appoint another qualified person or entity to serve in that capacity.

     Participants may contact the administrator by writing, telephoning, or sending facsimiles to:

        CenterPoint Energy, Inc.
        Investor Services Department
        P. O. Box 4505
        Houston, TX 77210

        Telephone toll-free (business days from 8:00 a.m. to 5:00 p.m., Central
        Time):

           (800) 231-6406 nationally
           (713) 207-3060 in Houston

        Facsimile: (713) 207-3169

ELIGIBILITY

     Any person or entity, whether or not a record holder of common stock, is eligible to participate in the plan, provided that:

     - the person or entity fulfills the requirements of participation described below under "Enrollment Procedures," and

     - in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to us, the plan and the participant.

ENROLLMENT PROCEDURES

     After being furnished with a copy of this prospectus, eligible applicants may join the plan by returning a completed and signed enrollment form to the administrator and choosing one of the following options:

     - making an initial cash investment in the plan to purchase common stock of at least $250 for applicants who are not registered holders of eligible securities or $50 for applicants who are registered holders of eligible securities,

     - electing to have all or a part of cash dividends or interest payments on eligible securities reinvested into common stock, or

     - depositing certificates representing shares of common stock into the plan for safekeeping.

     Applicants may obtain enrollment forms from the administrator upon written, facsimile or telephone request. Current registered holders of eligible securities should sign their name(s) on the enrollment form exactly as they appear on the certificates or instruments representing their eligible securities.

     A beneficial owner of eligible securities registered in street name (i.e., the name of a bank, broker or trustee) may participate in the plan by:

     - directing the financial intermediary to transfer eligible securities into the participant's name, and

     - depositing transferred shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividends or interest payments on transferred eligible securities in common stock through the plan.

Alternatively, the beneficial owner may make arrangements with the financial intermediary who is the registered holder to participate in the plan on behalf of the beneficial owner.

     To the extent required by applicable law in specified jurisdictions, including Alabama, Arizona, Arkansas, Delaware, Florida, Hawaii, Indiana, Iowa, Maine, Maryland, Massachusetts, Mississippi, Montana, Nevada, New Hampshire, New Jersey, North Dakota, Puerto Rico, Rhode Island, South Carolina, Utah, Vermont, Virginia, Washington, West Virginia and Wyoming, we are offering shares of common stock under the plan to persons who are not presently record holders of our common stock only through a registered broker/dealer in those jurisdictions.

     An eligible applicant will become a participant as soon as practicable after the administrator has received and accepted a properly completed enrollment form.

ELIGIBLE SECURITIES

     The equity and debt securities of CenterPoint Energy and our subsidiaries listed below are "eligible securities" for participation in the plan:

     - our common stock, and

     - CenterPoint Houston's First Mortgage Bonds, 9.15% Series due 2021.

     In addition, from time to time we may designate other equity or debt securities issued by us or our subsidiaries as eligible securities.

INITIAL CASH INVESTMENTS AND ADDITIONAL CASH INVESTMENTS

     Interested investors, whether or not registered holders of eligible securities, may become participants by making an investment through the plan as described in this prospectus. To become a participant through a cash investment, an applicant who is not a registered holder of eligible securities must include a minimum initial cash investment of $250 with a completed enrollment form, while an applicant who is a registered holder of eligible securities must include a minimum initial cash investment of $50 with a completed enrollment form. Additional cash investments, which participants may make at their discretion, must be at least $50 for any single investment. However, cash investments in the aggregate, including both initial and additional cash investments, may not exceed $120,000 per account per calendar year. Participants may make cash investments by check or through automatic investing as described below under "Cash Investment Procedures."

     The administrator will make cash investments in our common stock beginning on the next investment date that is at least one business day after the administrator receives the funds and instructions. Cash investment funds, pending investment, will be credited to a participant's account and held in a trust account that is separated from our other funds. Cash investments not invested for a participant within 30 days of receipt will be promptly returned to the participant. NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

     A registered holder of eligible securities may invest cash payable to the registered holder as a result of the redemption, tender or maturity, including accrued interest and premium, if any, of eligible securities in common stock by delivering to the administrator an executed enrollment form designating such funds for investment. These funds will be treated as additional cash investments for purposes of determining whether the maximum annual limit of $120,000 per year has been reached.

     The administrator will return to a participant any cash investment that has not already been invested if it receives the participant's request to stop investment at least two business days prior to the applicable investment date. However, no refund of a check or money order will be made until the administrator has collected funds. Accordingly, refunds may take three weeks or more to be remitted.

CASH INVESTMENT PROCEDURES

     Cash investments may be made by check or automatic deduction from predesignated bank accounts, as described below. Participants should NEVER SEND CASH for an investment.

     Investment by Check. Cash investments may be made by personal check or money order payable in U.S. dollars to CenterPoint Energy, Inc. Investor's Choice Plan and mailed to the administrator. Initial cash investments should be accompanied by enrollment forms while additional cash investments should be accompanied by the stub attached to each statement of account or transaction advice sent to participants.

     Automatic Investing. Participants may make automatic monthly or quarterly investments of a specified amount, not less than $50 per purchase nor more than $120,000 per calendar year, by electronic automatic transfer of funds from a predesignated bank account.

     To initiate automatic deductions, a participant must execute an automatic investing form that is available from the administrator and return it to the administrator, along with a voided check or deposit slip on the bank account from which funds are to be drawn. If the monthly investment option is chosen, automatic investing will begin on or about the 10th day of each month approximately 30 days after receipt of the authorization form. If the quarterly investment option is chosen, investments will begin on or about the 10th day of each March, June, September and December. In either case, automatic investing deductions will be made two business days before the investment date. A PARTICIPANT'S BANK MAY CHARGE THE PARTICIPANT A RETURNED CHECK FEE IF THE DESIGNATED BANK OR SAVINGS ACCOUNT DOES NOT HAVE SUFFICIENT FUNDS TO COVER THE AUTHORIZED DEDUCTION.

     Participants may change the amount of their automatic investment by notifying the administrator in writing or by facsimile of the new amount, and the change will take place approximately two weeks after the notice is received. Similarly, a participant may cancel automatic investing by instructing the administrator in writing or by facsimile. Cancellation will be effective approximately two weeks after the notice is received. To change a designated bank account, a participant must notify the administrator in writing at least 30 days before the change is to take effect and supply a voided check or deposit slip for the new account.

     All cash investments are subject to collection by the administrator for full face value in U.S. funds. The method of delivery of any cash investment is at the election and risk of the investor and will be deemed received when actually received by the administrator. If the delivery is by mail, we recommend that the participant use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the appropriate investment date.

INVESTMENT DATES

     The plan's "investment dates" occur at least once every five business days. However, purchases will be made every business day when deemed practicable by the administrator. A participant's cash investment will generally be invested within five business days of receipt. For exceptions under specified circumstances involving open market purchases, see "Source and Price of Shares" below.

DIVIDEND AND INTEREST PAYMENT OPTIONS

     The plan offers participants the option of reinvesting cash dividends and interest payments paid on their eligible securities in common stock. With respect to cash dividends on common stock for which reinvestment is not elected, the plan offers the option of direct deposit or check payment, as described below.

     Reinvestment of Cash Dividends and Interest Payments. Participants may elect to reinvest all or part of the cash dividends and interest payments on eligible securities registered in their names by making the election on their initial enrollment forms or by delivering written or facsimile instructions to the administrator. Participants electing partial reinvestment of cash dividends and interest payments must designate the specific security or securities for which partial reinvestment is desired and the number of whole shares or the whole dollar amount they want to be reinvested. The amount reinvested will be reduced by any amount required to be withheld under any applicable tax or other statutes. Cash dividends and interest payments not being reinvested will be sent to the participant by direct deposit or check, as appropriate.

     A participant may change reinvestment amounts and the eligible securities on which cash dividend or interest payments are reinvested from time to time by delivering a new enrollment form or written or facsimile instructions to the administrator. To be effective for a particular payment, the administrator must receive instructions of such change on or before the record date of the dividend or interest payment. Record dates are usually the 16th day of the month preceding a payment date. The record date for common stock dividends is usually the 16th day of each February, May, August and November.

     Dividends and interest payments will be invested beginning either on the date of payment, if the payment date is an investment date, or on the first investment date following payment. Dividend and interest payments not invested within 30 days of receipt will be returned promptly to the participant. Funds pending investment will be credited to a participant's account and held in a trust account that will be separated from any of our other funds or monies. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

     Direct Deposit of Dividends on Common Stock. Through the plan's direct deposit feature, a participant may elect to have any cash dividends on common stock automatically deposited into a designated bank or savings account. The cash dividends will be deposited on the dividend payment date. Participants who wish to have dividends automatically deposited must execute a direct deposit authorization form that is available from the administrator and send it to the administrator, along with a voided check or deposit slip for the designated bank account.

     The administrator must receive direct deposit authorization at least 30 days before an applicable common stock dividend payment date to be effective for that payment date. Participants can cancel direct deposit of dividends by notifying the administrator in writing or by facsimile. In order to be effective for an applicable dividend payment date, the administrator must receive the cancellation notice at least 30 days before that dividend payment date. To change a designated bank account for direct deposit of dividends, the administrator must receive written notice, accompanied by a voided check or deposit slip for the new bank account, at least 30 days before an applicable dividend payment date.

     Check Payments of Dividends and Interest Payments. Cash dividends and interest payments on eligible securities not designated for reinvestment or direct deposit will be paid by check to the participant. A check for the amount of funds payable will be sent through the mail so that it will reach the participant as close as possible to the dividend or interest payment date.

SOURCE AND PRICE OF SHARES

     To fulfill plan requirements, shares of common stock will be, at our discretion, purchased either directly from us or on the open market by an independent agent. Shares purchased from us will be either authorized but unissued shares or shares held in our treasury. Purchases of common stock under the plan are subject to such terms and conditions, including price and delivery, as the administrator may accept.

     Purchases from CenterPoint Energy. The price of common stock purchased from us will be the average of the high and low sales price of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day immediately preceding the relevant investment date, and the purchase will be made on the investment date. In the event no trading is reported for the relevant trading day, we may determine the purchase price on the basis of market quotations we deem appropriate. No brokerage fee will be charged on shares acquired directly from us.

     Open Market Purchases and Sales. The price of common stock purchased or sold on the open market will be the weighted average price of all shares purchased or sold, as the case may be, through the plan for the investment date. The weighted average price will be increased for brokerage fees and commissions, any related service charges and applicable taxes. As of the date of this prospectus, we do not expect the brokerage fees and commissions and related service charges to exceed $0.10 per share.

     An independent agent will make purchases and sales of common stock on the open market beginning on the relevant investment date. These purchases and sales will be completed not later than five days from that date, except where completion at a later date is necessary or advisable under any applicable laws or regulations. Funds not invested within 30 days of receipt will be returned promptly to participants. The independent agent will make purchases and sales on any securities exchange where shares of common stock are traded, in the over-the-counter market, or by negotiated transactions. These purchases and sales may be subject to such terms and conditions regarding price, delivery and other terms as agreed to by the administrator. The independent agent will have sole authority to direct the time or price at which shares may be purchased or sold, the markets on which the shares are to be purchased or sold, and the selection of the broker or dealer, other than the independent agent, through or from whom purchases or sales are to be made.

     The independent agent may commingle each participant's funds with those of other participants for the purchases and sales of common stock but will hold the funds at all times in a separate trust account apart from our funds.

     The number of shares, including any fraction of a share rounded to three decimal places, of common stock credited to a participant's account for a particular investment date will be determined by dividing the total amount of cash dividends, interest payments and/or cash investments to be invested for the participant on the investment date by the relevant purchase price per share. Dividend and voting rights will commence upon settlement, whether shares are purchased from us or on the open market.

SAFEKEEPING SERVICE

     Participants may use the plan's free safekeeping service at any time. Participants may deposit common stock into the plan by delivering the stock certificates without endorsement to the administrator. Shares deposited in the plan for safekeeping will be transferred into the name of the administrator or its nominee and credited to the participant's account under the plan. Thereafter, the shares will be treated in the same manner as shares purchased through the plan. Because shares deposited for safekeeping are treated in the same manner as shares purchased through the plan, they may be efficiently and economically transferred or sold if the participant desires.

SALE OF COMMON STOCK

     Participants may request the administrator to sell any number of whole shares held in their accounts at any time by written, telephone or facsimile instructions. As soon as practicable after receipt of the request, but within five business days, the administrator will instruct the independent agent to sell the shares. The independent agent will sell the shares as soon as practicable thereafter. Proceeds of the sale, less applicable brokerage fees and commissions and service charges and any applicable taxes, will be sent to the participant within five business days after the independent agent has completed the sale. The sales price will be determined in the same way as the price for shares of common stock purchased for participants on the open market. See "Source and Price of Shares" above. If the administrator receives a request between the record date and the dividend payment date to sell shares on which dividends are not being reinvested, the sale will be made within five days after receipt of the request and the proceeds from the sale will be sent to the participant. Cash dividends will be paid in the usual manner on the dividend payment date.

     If the administrator receives a request between the record date and the dividend payment date to sell shares on which all or a portion of the dividends are being reinvested, the dividends on those shares will be reinvested on the investment date and newly purchased shares will be credited to the participant's account. If the request for sale does not include all shares in the participant's account, the number of shares requested will be sold within five days after receipt of the request and the proceeds from the sale will be sent to the participant. Newly purchased shares will be retained in the participant's account after the investment date. If the request for sale covers all shares in the participant's account, the sale will be delayed until after the dividend payment date and all shares, including newly purchased shares, will be sold within five days after the investment date and the proceeds from the sale will be sent to the participant.

     If a participant wishes to sell shares held in the participant's account through a broker, the participant may request the administrator to issue a certificate for a specific number of whole shares by written, telephone or facsimile instruction. A certificate will be sent to the participant within two business days after receipt of the request.

WITHDRAWAL, TRANSFERS, AND GIFTS OF COMMON STOCK

     Withdrawals and Transfers Outside the Plan. A participant may withdraw shares of common stock credited to the participant's plan account if the participant will continue to be the record holder after withdrawal. A participant may do so by instructing the administrator in writing, by telephone or by facsimile or, if the participant will not be the record holder after withdrawal, by delivering written instructions, specifying the recipient's name, address, Social Security number and telephone number and a stock assignment or stock power, with the participant's signature guaranteed by a member of the Medallion Signature Guarantee program (a participating broker, bank, savings and loan association, etc.). If shares are to be sent to a broker, the participant must provide in writing the number of whole shares to be withdrawn, the broker's name, business name, address, telephone number, and the brokerage account number, if applicable. Certificates representing whole shares withdrawn from the plan will be mailed to the participant or designated recipient within two business days of receipt of a properly documented request. Withdrawal of shares of common stock does not affect reinvestment of cash dividends on the shares withdrawn unless:

     - the participant is no longer the record holder of the shares,

     - the participant specifically discontinues the reinvestment, or

     - the participant terminates participation in the plan.

     If the administrator receives a request between the record date and the dividend payment date to withdraw shares on which dividends are not reinvested, the withdrawal will be made within five days after receipt of the request and dividends will be deposited in the account of the participant holding the shares prior to the withdrawal, in the usual manner, on the dividend payment date.

     If the administrator receives a request between the record date and the dividend payment date to withdraw shares on which all or a portion of the dividends are reinvested, the dividends on those shares will be reinvested on the investment date and newly purchased shares will be credited to the participant's account. If the request for withdrawal does not include all shares in the participant's account, the number of shares requested will be withdrawn within two business days after receipt of the request and sent to the designated recipient. Newly purchased shares will be retained in the account of the participant making the request. If the request for withdrawal covers all shares in the participant's account, the withdrawal will be delayed until after the dividend payment date and all shares, including newly purchased shares, will be withdrawn within two business days after the investment date. All shares in the participant's account will be sent to the designated recipient.

     Gifts and Transfers of Common Stock Within the Plan. If a participant wishes to transfer all or a part of the participant's shares to a plan account for another person, whether by gift, private sale or otherwise, the participant may effect the transfer by giving transfer instructions, in writing, to the administrator. Transfers of less than all of the shares in the participant's account must be made in whole share amounts. Requests for such transfers are subject to the same requirements applicable to transfers of common stock generally, including the requirement of a stock power with a Medallion Signature Guarantee. The transfer will be effected as soon as practicable following the administrator's receipt of the required documentation. Gifts and transfers within the plan are subject to the same provisions as described above under "Withdrawals and Transfers Outside the Plan."

     The administrator will continue to hold under the plan shares that are transferred within the plan. If the transferee is not already a participant, a plan account will be opened in the name of the transferee, and the transferee will automatically receive an enrollment form to elect any applicable services offered through the plan. Until the transferee elects otherwise or the transferor specifically requests that the new account be enrolled in one or more of the plan's options, such as dividend reinvestment, the transferee account will be treated as having elected only to have shares held in safekeeping under the plan. If the transferee is already a participant, the shares transferred will be treated as other shares already in the account of the transferee with respect to plan options.

     As a result of the transfer, the transferor and the transferee will receive a statement confirming the transaction. The transferor may request that a holiday or all occasion gift certificate be provided, either to the transferor for personal delivery to the transferee or directly to the transferee, in connection with a transfer.

REINVESTMENT OF DIVIDENDS ON REMAINING SHARES

     When a participant sells, withdraws or transfers a portion of the shares credited to the participant's account, the number of shares credited to the account is reduced. For a participant who is reinvesting cash dividends paid on only a portion of the shares credited to the participant's account, unless the participant gives specific instructions to the contrary, the reduction will first be made to the number of shares for which reinvestment has not been elected before it is made to the number of shares for which reinvestment has been elected. Accordingly, after the sale, withdrawal or transfer, reinvestment of cash dividends will continue on the remaining shares credited to the participant's account up to the number of shares designated for reinvestment prior to the sale, withdrawal or transfer. For example, if a participant who had elected to have cash dividends reinvested on 50 shares of a total of 100 shares credited to the participant's account elected to sell, withdraw or transfer 25 shares, cash dividends on 50 shares of the remaining 75 shares credited to the account would be reinvested through the plan. If instead the participant elected to sell, withdraw or transfer 75 shares, cash dividends on the remaining 25 shares credited to the participant's account would be reinvested through the plan.

REPORTS TO PARTICIPANTS

     The administrator will send each participant a quarterly statement of year-to-date activity showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred and withdrawn, total shares accumulated and other information. The administrator will also send each participant a confirmation promptly after each cash investment, deposit, sale, withdrawal or transfer. Dividend and interest reinvestments will not be individually confirmed, but rather will appear on the quarterly statement. Participants should retain statements and confirmations in their permanent records to establish the cost basis of shares purchased under the plan for income tax and other purposes.

     The administrator will send each participant copies of all communications sent to holders of common stock, including our annual report to shareholders, notice of our annual meeting, proxy statement and form of proxy, as well as federal tax reporting statements, if applicable, for reporting taxable income received from us.

     The administrator will send all payments, notices, statements and reports to the participant's address on the administrator's records. It is therefore imperative that participants promptly notify the administrator of any change of address.

CERTIFICATES FOR SHARES

     The administrator will hold shares of common stock purchased under, or deposited for safekeeping into, the plan and credited to participants' accounts in an automated electronic record keeping system in the administrator's name or the name of its nominee, as custodian. The number of shares, including fractional shares, held for each participant will be shown on each statement of account.

     A participant may obtain a certificate for all or part of the whole shares held in the participant's account at any time upon a written, telephone or facsimile request to the administrator. Requested certificates will be mailed, free of charge, to the participant within two business days after the administrator receives the request. The administrator will continue to hold any remaining whole or fractional shares in the participant's account.

     Shares held in a participant's account cannot be pledged or assigned. A participant who wishes to pledge or assign any shares must request that they be withdrawn and issued to the participant in certificate form.

     Certificates for fractional shares of common stock will not be issued under any circumstances.

TERMINATION OF PARTICIPATION

     A participant may terminate participation in the plan at any time by notifying the administrator in writing, by telephone or by facsimile. As soon as practicable after receipt of notification, the administrator will mail the participant:

     - a certificate for all of the whole shares credited to the participant's account,

     - any dividends, interest payments and cash investments credited to the participant's account, and

     - a check for the cash value of any fraction of a share of common stock credited to the participant's account.

A fraction of a share will be valued at the average of the high and low sales prices of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

COSTS

     We will pay all administrative costs and expenses of the plan. PARTICIPANTS WILL BEAR THE COST OF BROKERAGE FEES AND COMMISSIONS, RELATED SERVICE CHARGES AND ANY APPLICABLE TAXES INCURRED ON ALL PURCHASES AND SALES OF COMMON STOCK ON THE OPEN MARKET. These costs will be included as adjustments to the purchase and sale prices. As of the date of this prospectus, shares of stock are being purchased directly from us. There are no brokerage fees and commissions or related service charges for shares of common stock purchased directly from us.

FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN. TAX CONSEQUENCES WILL VARY AMONG PARTICIPANTS DEPENDING UPON INDIVIDUAL CIRCUMSTANCES AND STATE, LOCAL AND FOREIGN LAWS. EACH PARTICIPANT SHOULD CONSULT THE PARTICIPANT'S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES FOR THE PARTICIPANT AS A RESULT OF PARTICIPATING IN THE PLAN.

     A participant will be required to include as income for federal income tax purposes the gross amount of all dividends and interest payments, including any original issue discount, on eligible securities reinvested in common stock as though the participant received the dividends and interest payments in cash. In addition, a participant will be taxed on any brokerage commissions, fees or service charges that we pay for in connection with a purchase of our common stock for the participant under the plan.

     To the extent distributions by us to our participants are treated as made from our current or accumulated earnings and profits, the distributions will be dividends taxable as ordinary income. The amount of any dividends in excess of earnings and profits will reduce a participant's tax basis in the common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain.

     As a general rule, a participant's tax basis for shares of common stock (or any fraction of a share) acquired under the plan, will be equal to the cash value of dividends and interest payments attributable to the purchase of the shares on the applicable purchase date, as adjusted for brokerage commissions and fees, services charges and applicable taxes, if any. A participant's tax basis in shares purchased with cash investments will be the cost of the shares plus any allocable brokerage commissions or fees, service charges and applicable taxes on the applicable purchase date.

     Shares of common stock purchased under the plan will have a holding period beginning on the day after the applicable purchase date. A participant will not realize any taxable income when the participant receives certificates for whole shares credited to an account under the plan. The participant will recognize gain or loss upon the sale of whole shares and upon the sale of any fractional shares credited to the participant's account under the plan. The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant's tax basis in such shares.

     Under Internal Revenue Service backup withholding regulations, dividends and interest payments reinvested under the plan may be subject to the withholding tax generally applicable to dividends and interest payments unless the participant provides the administrator with the participant's taxpayer identification number (in the case of individual taxpayers the taxpayer identification number is their Social Security number). Any amount so withheld will be treated as taxable income received by the participant and will be reflected on Forms 1099-DIV and 1099-INT mailed annually to all our investors, including plan participants.

STOCK SPLITS, STOCK DIVIDENDS, AND RIGHTS OFFERINGS

     Any shares or other noncash distributions, including stock splits, stock dividends, combinations, recapitalizations and similar events affecting our common stock, will be credited to a participant's account on a pro-rata basis. In the event of a rights offering, a participant will receive rights based upon the total number of whole shares of common stock credited to the participant's account.

VOTING OF PROXIES

     Participants have the exclusive right to vote all whole shares credited to their plan accounts, either in person or by proxy, at any annual or special meeting of our shareholders. Fractions of shares cannot be voted. The administrator will forward to each participant all shareholder materials relating to shares credited to that participant's account.

LIMITATION OF LIABILITY

     Neither we nor the administrator nor any independent agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of such death, or with respect to the prices or times at which shares of common stock are purchased or sold for participants, or fluctuations in the market value of common stock.

WRITTEN PROVISIONS OF THE PLAN CONTROLLING

     With respect to any matter relating to the plan, including, without limitation, the timing and pricing of purchases and sales of common stock for participants, the written provisions of the plan are controlling.

Participants should not rely on any oral representations inconsistent with the written provisions of the plan. Neither we nor the administrator nor any independent agent will be liable for a participant's reliance on oral statements inconsistent with the written provisions of the plan.

INTERPRETATION AND REGULATION OF THE PLAN

     Our officers are authorized to take actions to carry out the plan consistent with the plan's terms and conditions. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations.

CHANGE OR TERMINATION OF THE PLAN

     We may suspend, modify or terminate the plan at any time, in whole, in part or in respect of participants in one or more jurisdictions, without the approval of participants. Notice of suspension, modification or termination will be sent to all affected participants. Upon any whole or partial termination of the plan by us, each affected participant will receive:

     - a certificate for all of the whole shares credited to the participant's account,

     - any dividends, interest payments and cash investments credited to the participant's account, and

     - a check for the cash value of any fraction of a share of common stock credited to the participant's account.

A fraction of a share will be valued at the average of the high and low sales prices of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

TERMINATION OF PARTICIPATION BY CENTERPOINT ENERGY

     If a participant does not have at least one whole share of common stock registered in the participant's name or credited to the participant's account, or does not own any eligible securities for which cash dividends or interest payments are designated for reinvestment under the plan, we may terminate the participant's participation in the plan upon written notice. Additionally, we may terminate any participant's participation in the plan after written notice mailed in advance to the participant's address appearing on the records of the administrator. A participant whose participation has been terminated will receive:

     - a certificate for all of the whole shares credited to the participant's account,

     - any dividends, interest payments and cash investments credited to the participant's account, and

     - a check for the cash value of any fraction of a share of common stock credited to the participant's account.

A fraction of a share will be valued at the average of the high and low sales prices of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

                              PLAN OF DISTRIBUTION

     We are offering common stock by this prospectus pursuant to the plan. The terms of the plan provide for the purchase of shares of our common stock directly from us or, at our option, by an independent agent on the open market. As of the date of this prospectus, shares of common stock purchased for participants under the plan are being purchased directly from us. The plan provides that we may not change our determination regarding the source of purchases of shares more than once in any three-month period. We expect our primary consideration in determining the source of shares to be used for purchases under the plan will be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of common stock purchased for participants will be purchased in the open market, subject to the limitation on changing the source of shares of common stock.

     We will pay all administrative costs and expenses associated with the plan. Participants will bear the cost of brokerage commissions and fees, related service charges and any applicable taxes incurred on all purchases and sales made in the open market. These costs will be included as adjustments to purchase and sales prices. There are no brokerage fees and commissions or related service charges for shares of common stock purchased directly from us.

                        DESCRIPTION OF OUR CAPITAL STOCK


     As of December 1, 2004, our authorized capital stock consisted of:



     - 1,000,000,000 shares of common stock, par value $0.01 per share, of which approximately 307,860,111 shares were outstanding, excluding 166 shares held as treasury stock, and


     - 20,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are classified as Series A preferred stock, none of which was outstanding.

     Each share of our common stock offered by means of this prospectus includes an associated preferred stock purchase right. The shares of Series A preferred stock have been initially reserved for issuance upon exercise of the rights.

     We have incorporated by reference the descriptions of our common stock and associated rights into this prospectus. Please read "Where You Can Find More Information."

                                    EXPERTS


     The consolidated financial statements of CenterPoint Energy and its subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs relating to the distribution of Reliant Energy, Inc. (formerly named Reliant Resources, Inc.), the definitive agreement to sell Texas Genco, the change in method of accounting for goodwill and certain intangible assets and the recording of asset retirement obligations), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby have been passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass upon other legal matters for us.

================================================================================

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    i
Where You Can Find More Information...   ii
Cautionary Statement Regarding
  Forward-Looking Information.........  iii
About CenterPoint Energy, Inc. .......    1
Use of Proceeds.......................    2
Our Investor's Choice Plan............    3
Plan of Distribution..................   14
Description of Our Capital Stock......   14
Experts...............................   15
Legal Matters.........................   15

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                            CENTERPOINT ENERGY, INC.

                                3,163,619 SHARES

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                             INVESTOR'S CHOICE PLAN

                                          , 2004

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     CenterPoint Energy, Inc. (the "Company") estimates that expenses in connection with the offering described in this Registration Statement will be as follows

Securities and Exchange Commission filing fee...............  $  4,022
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................    23,000
Printing expenses...........................................    50,000
Miscellaneous expenses......................................       978
                                                              --------
  Total expenses............................................  $103,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Company's Amended and Restated Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

     Additionally, Article IX of the Company's Amended and Restated Articles of Incorporation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

     Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

     See "Item 17. Undertakings" for a description of the SEC's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS.

     The following documents are filed as part of this Registration Statement or incorporated by reference herein:


                                                                              SEC FILE OR
EXHIBIT                                                                       REGISTRATION    EXHIBIT
NUMBER         DOCUMENT DESCRIPTION        REPORT OR REGISTRATION STATEMENT      NUMBER      REFERENCE
-------        --------------------        --------------------------------   ------------   ---------
  4.1*     Amended and Restated Articles   Registration Statement on Form      333-69502          3.1
           of Incorporation of             S-4 of CenterPoint Energy, Inc.
           CenterPoint Energy, Inc.
  4.1.1*   Articles of Amendment to the    Form 10-K of CenterPoint Energy,      1-31447          3.1.1
           Amended and Restated Articles   Inc. for the year ended December
           of Incorporation of             31, 2001
           CenterPoint Energy, Inc.
  4.2*     Amended and Restated Bylaws     Form 10-K of CenterPoint Energy,      1-31447          3.2
           of CenterPoint Energy, Inc.     Inc. for the year ended December
                                           31, 2001
  4.3*     Statement of Resolution         Form 10-K of CenterPoint Energy,      1-31447          3.3
           Establishing Series of Shares   Inc. for the year ended December
           Designated Series A Preferred   31, 2001
           Stock and Form of Rights
           Certificate
  4.4*     Rights Agreement dated as of    Form 10-K of CenterPoint Energy,      1-31447          4.2
           January 1, 2002 between         Inc. for the year ended December
           CenterPoint Energy, Inc. and    31, 2001
           JPMorgan Chase Bank, as
           Rights Agent
  4.5*     Form of CenterPoint Energy,     Registration Statement on Form      333-69502          4.1
           Inc. Stock Certificate          S-4 of CenterPoint Energy, Inc.
  4.6**    CenterPoint Energy, Inc.
           Second Amended and Restated
           Investor's Choice Plan
  5.1      Opinion of Baker Botts L.L.P.
 23.1      Consent of Deloitte & Touche
           LLP
 23.2      Consent of Baker Botts L.L.P.
           (included in Exhibit 5.1)
 24.1**    Powers of Attorney


---------------

 * Incorporated herein by reference as indicated.


** Previously filed.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on December 13, 2004.


                                          CENTERPOINT ENERGY, INC.
                                          (Registrant)

                                          By:    /s/ DAVID M. MCCLANAHAN
                                            ------------------------------------
                                                    David M. McClanahan
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons on December 13, 2004 in the capacities indicated.



              SIGNATURE                               TITLE
              ---------                               -----

       /s/ DAVID M. MCCLANAHAN             President, Chief Executive
--------------------------------------        Officer and Director
         David M. McClanahan              (Principal Executive Officer)

         /s/ GARY L. WHITLOCK               Executive Vice President
--------------------------------------     and Chief Financial Officer
           Gary L. Whitlock               (Principal Financial Officer)

          /s/ JAMES S. BRIAN                  Senior Vice President
--------------------------------------    and Chief Accounting Officer
            James S. Brian               (Principal Accounting Officer)

                  *                                 Director
--------------------------------------
            Milton Carroll

                  *                                 Director
--------------------------------------
             Derrill Cody

                  *                                 Director
--------------------------------------
            John T. Cater

                  *                                 Director
--------------------------------------
        O. Holcombe Crosswell

                  *                                 Director
--------------------------------------
          Thomas F. Madison

                  *                                 Director
--------------------------------------
         Robert T. O'Connell

                  *                                 Director
--------------------------------------
          Michael E. Shannon


 *By:         /s/ RUFUS S. SCOTT
        ------------------------------
                Rufus S. Scott
               Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                              SEC FILE OR
EXHIBIT                                                                       REGISTRATION    EXHIBIT
NUMBER         DOCUMENT DESCRIPTION        REPORT OR REGISTRATION STATEMENT      NUMBER      REFERENCE
-------        --------------------        --------------------------------   ------------   ---------
  4.1*     Amended and Restated Articles   Registration Statement on Form      333-69502          3.1
           of Incorporation of             S-4 of CenterPoint Energy, Inc.
           CenterPoint Energy, Inc.
  4.1.1*   Articles of Amendment to the    Form 10-K of CenterPoint Energy,      1-31447          3.1.1
           Amended and Restated Articles   Inc. for the year ended December
           of Incorporation of             31, 2001
           CenterPoint Energy, Inc.
  4.2*     Amended and Restated Bylaws     Form 10-K of CenterPoint Energy,      1-31447          3.2
           of CenterPoint Energy, Inc.     Inc. for the year ended December
                                           31, 2001
  4.3*     Statement of Resolution         Form 10-K of CenterPoint Energy,      1-31447          3.3
           Establishing Series of Shares   Inc. for the year ended December
           Designated Series A Preferred   31, 2001
           Stock and Form of Rights
           Certificate
  4.4*     Rights Agreement dated as of    Form 10-K of CenterPoint Energy,      1-31447          4.2
           January 1, 2002 between         Inc. for the year ended December
           CenterPoint Energy, Inc. and    31, 2001
           JPMorgan Chase Bank, as
           Rights Agent
  4.5*     Form of CenterPoint Energy,     Registration Statement on Form      333-69502          4.1
           Inc. Stock Certificate          S-4 of CenterPoint Energy, Inc.
  4.6**    CenterPoint Energy, Inc.
           Second Amended and Restated
           Investor's Choice Plan
  5.1      Opinion of Baker Botts L.L.P.
 23.1      Consent of Deloitte & Touche
           LLP
 23.2      Consent of Baker Botts L.L.P.
           (included in Exhibit 5.1)
 24.1**    Powers of Attorney


---------------

 * Incorporated herein by reference as indicated.


** Previously filed.